CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our report dated March 1, 2023 on the financial statements and financial highlights of Acclivity Mid Cap Multi-Style Fund and Acclivity Small Cap Value Fund, each a series of shares of beneficial interest in Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

       BBD, LLP

Philadelphia, Pennsylvania

May 1, 2023